For Release:                                         Feb. 11, 1999

             UTILITY PURSUES RESTART, SALE OF CLINTON POWER STATION

     DECATUR, Ill. -- Illinois Power today affirmed that it is continuing its work toward restarting the Clinton Power Station while it pursues negotiations with potential buyers. Concurrently, the utility is continuing to develop contingency plans for permanently closing the 950-megawatt nuclear generating facility.

     "Our primary focus is to restart and sell the plant," said Illinova and Illinois Power Chairman Charles E. Bayless. "We will resolve the Clinton issues and clear the way to aggressively pursue other forward-looking business strategies."

     Efforts to sell Clinton are based on expectations that it will be in operation by late spring. Several parties have already expressed interest in the plant and discussions are ongoing. Illinois Power soon will send letters to additional prospective buyers requesting expressions of interest in buying Clinton. If satisfactory offers are not received in a timely manner, Illinois Power will be prepared to proceed with closing and decommissioning the facility.

     Illinova Corp. announced in December that it would exit its nuclear business, most likely by selling or closing Clinton, its only nuclear-powered generating station.

     In conjunction with the decision to dispose of its nuclear assets, the board also moved in December 1998 to effect a quasi-reorganization, an accounting restructuring whereby a company


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ILLINOVA
Feb. 11, 1999
Page 2


restates all its assets and liabilities to their current market value.

     Illinois Power's 1998 year-end balance sheet will reflect a new valuation of about $2.9 billion for its fossil-fueled generating system, a write-up of approximately $1.35 billion, net of taxes. This valuation is based on current assumptions about future energy prices, plant operations, environmental costs, and electric generating capacity throughout the Midwest region.

     The two additional significant elements of the quasi-reorganization will be finalized before Illinova releases 1998 earnings. The company believes the after-tax write-off for Clinton and related costs will be approximately $1.8 billion. Illinois Power will also establish a regulatory asset of approximately $450 million, net of taxes. The difference between the write-off and the regulatory asset, approximately $1.35 billion, will be recorded as a charge to 1998 earnings. The company expects that, when complete, the quasi-reorganization will result in no reduction in its total common equity.

     Illinova Corp., headquartered in Decatur, Ill., is an energy services company with annual revenues of $2.5 billion. Its subsidiaries include Illinois Power, an electric and natural gas utility; Illinova Generating, which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, which markets energy and energy-related services in the United States and Canada.

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